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                                                             Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                    Six Months Ended
                                                        June 30,
                                                   1996          1995
                                                 (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                        $101,927      $199,811
  Interest expense                                244,818       249,438
  Implicit interest in rents                        7,541         7,070

Total earnings                                   $354,286      $456,319

Fixed charges:

  Interest expense                               $244,818      $249,438
  Implicit interest in rents                        7,541         7,070

Total fixed charges                              $252,359      $256,508


Ratio of earnings to fixed charges                   1.40          1.78
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